EXHIBIT 12.1

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
                                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Dollar Amounts in Thousands)
                                                                                                                  Two Month
                                                Three Months                                  Fiscal Years          Periods
                                                    Ended               Years Ended               Ended              Ended
                                                  March 31,             December 31,            October 31,       December 31,
                                                    2004          2003      2002      2001       2000    1999      2000     1999

Income from continuing operations
   before income taxes                             $  582        $ 1,398  $   929   $(35,827)  $(17,156)  $2,707  $(4,440)  $(562)
Add:
   Fixed charges (see below)                        1,064          8,635    9,625      7,987      4,445    2,936    1,204     589
                                                 --------------------------------------------------------------------------------
   Earnings available for fixed charges            $1,646        $10,033  $10,554   $(27,840)  $(12,711)  $5,643  $(3,236)  $  27
                                                 --------------------------------------------------------------------------------

Fixed Charges:

Interest expense, including amortized
   discounts and capitalized debt expenses         $  703        $ 2,601  $ 2,137   $    491   $    114   $   19  $    29   $  71

Interest component of rents and leases (a)            361          1,513    1,854      2,291      2,012    2,917      347     518

Preferred stock dividends accrued                     -            4,521    5,634      5,205      2,319      -        828     -
                                                 --------------------------------------------------------------------------------
   Total fixed charges                             $1,064        $ 8,635  $ 9,625   $  7,987   $  4,445   $2,936  $ 1,204   $ 589
                                                 --------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges                    1.5            1.2      1.1        (b)        (b)      1.9      (b)     (b)
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(a) Fixed Charges in excess of Earnings               -              -        -     $ 35,827   $ 17,156      -    $ 4,440   $ 562
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